Exhibit 10.2

NCI BUILDING SYSTEMS, INC.

DEFERRED COMPENSATION PLAN

(Effective December 8, 2005)

NCI BUILDING SYSTEMS, INC.

DEFERRED COMPENSATION PLAN

(Effective December 8, 2005)

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ARTICLE VIII MISCELLANEOUS	10
8.1 Amendment or Termination of the Plan	10
8.2 Section 409A	10
8.3 Reliance Upon Information	10
8.4 Effective Date	10
8.5 Governing Law	11
8.6 Severability	11
8.7 Notice	11

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ARTICLE I

PURPOSES OF PLAN; DEFINITIONS; DURATION

1.1 Purposes. This NCI Building Systems, Inc. Deferred Compensation Plan for selected management and highly compensated employees and directors is intended to aid certain of its employees in their financial planning and is intended to be a “top-hat” plan under sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974.

1.2 Definitions. Each term below shall have the meaning assigned thereto for all purposes of this Plan unless the context requires a different construction.

“Administrator” means the Vice President—Human Resources of the Company or such other person as the Committee shall designate.

“Agreement” means the deferred compensation agreement, if any, between the Employer and the Participant which, for this Plan, specifies the amount of Compensation being deferred, the time the Participant elects to commence receipt of Benefits and the form in which Benefits will be distributed.

“Beneficiary” means a person or persons, a trustee or trustees of a trust, or a partnership, corporation, limited liability partnership, limited liability company, or other entity designated by the Participant, as provided in Section 5.1, to receive any amounts distributed under the Plan after a Participant’s death.

“Benefit” means the total amount of a Participant’s Compensation deferrals under the Plan and any earnings thereon.

“Bonus” means (i) a discretionary cash bonus or (ii) a Performance Bonus.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means NCI Building Systems, Inc., a Delaware corporation, or a successor to NCI Building Systems, Inc. in the ownership of substantially all of its assets.

“Committee” means the Compensation Committee of the Board of Directors or such other committee as shall be appointed by the Board of Directors of the Company to administer the Plan pursuant to Article II hereof.

“Compensation” means the salary and Bonus which an Employer pays its Employees, and the annual fees and meeting attendance fees paid to a Director by the Company.

“Director” means a member of the board of directors of the Company. A Director who is also an Employee shall be considered an Employee for all purposes with respect to salary and Bonus deferrals and shall be considered a Director for all purposes with respect to deferrals of any annual fees and meeting attendance fees.

“Disability” means a physical or mental condition that qualifies as a total and permanent disability under the Employer’s long-term disability plan and which satisfies the definition of disability under Section 409A.

“Employee” means any person, including an officer of any Employer (whether or not such person is also a director thereof), who, at the time such person is designated a Participant hereunder, is employed by an Employer on a full-time basis, who is compensated for such employment by a regular salary, and who, in the opinion of the Committee, is one of the officers or other key employees of the Employer in a position to contribute materially to the continued growth and development and to the future financial success of the Company. Any Participant who is an Employee of a Subsidiary shall not be deemed to have terminated employment with an Employer for purposes of this Plan until the date upon which the Participant is no longer employed by the Company or any Subsidiary.

“Employer” means (i) the Company and (ii) each Subsidiary which has adopted the Plan with the consent of the Committee.

“Employment” means employment with an Employer as an Employee or the current holding of a position as a Director of an Employer. Neither the transfer of an Employee Participant from employment by the Company to employment by a Subsidiary nor the transfer of an Employee Participant from employment by a Subsidiary to employment by the Company shall be deemed to be a termination of Employment of such Participant. Moreover, the Employment of a Participant shall not be deemed to have been terminated because of the Participant’s absence from active employment on account of temporary illness or during authorized vacation or during temporary leaves of absence, granted by the Employer for reasons of professional advancement, education, health, family leave or government service, or during military leave for any period if the Participant returns to active employment within 90 days after the termination of the military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement.

“Installment Payment” means monthly, quarterly or annual payments of a Participant’s Benefit elected pursuant to Section 4.7.

“Installment Period” means the period of time over which Installment Payments are made pursuant to a Participant’s election under Section 4.7.

“Interest Crediting Rate” means, for a given calendar quarter, a rate of interest equivalent to the three-month LIBOR rate plus 3%, as in effect on the first business day of the quarter.

“Participant” means an Employee or a Director who has been designated by the Committee as eligible to participate in the Plan pursuant to Section 3.2 hereof and who has elected to participate in the Plan pursuant to Section 4.1 hereof.

“Performance Bonus” means a cash bonus which is contingent upon the satisfaction of pre-established organizational or individual performance criteria relating to a performance period and which constitutes a “performance-based bonus” under Section 409A.

“Plan” means the NCI Building Systems, Inc. Deferred Compensation Plan, as effective December 8, 2005, as set forth herein, and as the same may hereafter be amended from time to time.

“Plan Year” means the calendar year; provided, however, that solely with respect to the deferral of any Bonus which is not a Performance Bonus, the term Plan Year shall means the Company’s fiscal year.

“Section 409A” means Section 409A of the Code and applicable Treasury authorities.

“Specified Date” means a day, month and year elected by a Participant pursuant to Section 4.6 hereof for commencement of the payment of Benefits.

“Subsidiary” means any entity with which the Company would be considered a single employer under Section 414(b) of the Code.

Words used in this Plan in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

1.3 Term. The effective date of the Plan is December 8, 2005. The Plan shall continue until terminated by the Board of Directors of the Company. The Committee, in its sole discretion, may or may not authorize deferral of Compensation during the term of the Plan.

ARTICLE II

ADMINISTRATION

The Plan shall be administered by the Committee, which shall represent the Company and other Employers in all matters concerning the administration of the Plan. The Committee shall have primary responsibility for the administration and operation of the Plan and shall have all powers necessary to carry out the provisions of the Plan, including the power to determine which Employees shall be Participants under the Plan and which Compensation may be subject to deferral. The determination of the Committee as to the construction, interpretation, or application of any terms and provisions of the Plan, including whether and when there has been a termination of an Employee’s Employment, shall be final, binding, and conclusive upon all persons.

ARTICLE III

PARTICIPATION

3.1 Eligibility of Employees and Directors. Employees eligible to participate in the Plan are Employees who are eligible for a Bonus at Level I, IA or II or such other category of

Employees as determined by the Committee. All Directors shall be eligible to participate in the Plan. The Committee may from time to time establish additional eligibility requirements for participation in the Plan.

3.2 Designation of Participants. The Committee shall designate the Employees who are eligible to defer Compensation under this Plan. A designation of an Employee to participate with respect to Compensation for a particular Plan Year shall not automatically entitle such Participant to participate with respect to any other Plan Year. The Committee may, in its sole discretion, notify an Employee that the Employee is entitled to participate with respect to all future Compensation for all Plan Years beginning after the date of notification by the Committee, in which event the Employee may continue to participate and elect to defer Compensation awarded in respect of future Plan Years until such time as the Committee notifies the Employee in writing that the Employee may not participate for future Plan Years.

ARTICLE IV

DEFERRAL ELECTIONS

4.1 Election to Participate. An eligible Employee or Director may make an election to participate in the Plan by written notice delivered to the Administrator, and a Participant may change any initial deferral election pursuant to Article IV hereof by delivering to the Administrator a new deferral election in writing prior the date which the election becomes irrevocable. A Participant’s deferral election (i) shall specify the type or types and the amount or amounts of Compensation that the Participant wishes to defer pursuant to Sections 4.2 through 4.5 hereof, (ii) shall specify the date or other condition upon which Benefits will be distributed pursuant to Section 4.6 hereof, and (iii) shall specify the form of payment of Benefits as provided in Section 4.7 hereof.

4.2 Salary Deferral. A Participant’s election to defer the payment of salary must be made prior to the first day of the Plan Year in which the salary is earned by the Participant. Such election will be irrevocable as of December 31 of the calendar year preceding the calendar year in which the salary is earned.

A Participant may not elect to defer more than 25% of his or her annual salary with respect to a particular Plan Year. The amount of Compensation elected to be deferred under this Section 4.2 shall be withheld from the Participant’s salary during a Plan Year in equal amounts.

4.3 Bonus Deferral. A Participant’s election to defer the payment of a Bonus which is not a Performance Bonus must be made prior to the first day of the Company’s fiscal year in which the services required to receive the Bonus are performed, and such election will be irrevocable as of the last day of the fiscal year preceding the fiscal year in which the Bonus is earned. A Participant’s election to defer the payment of a Performance Bonus must be made prior to the date that is six months before the end of the performance period for which the Performance Bonus is paid, and such election will be irrevocable as of such date.

A Participant may not elect to defer more than 90% of any Bonus award with respect to a particular Plan Year. The amount of Compensation elected to be deferred under this Section 4.3 shall be withheld from the Participant’s Bonus otherwise payable.

4.4 Annual Fee Deferral. A Participant’s election to defer the payment of an annual fee must be made prior to the first day of the Plan Year in which the annual fee is earned by the Participant. Such election will be irrevocable as of December 31 of the Plan Year preceding the Plan Year with respect to which the annual fee is payable.

A Participant may defer up to 100% of his or her annual fee with respect to a particular Plan Year. The amount of Compensation elected to be deferred under this Section 4.4 shall not be paid but shall be withheld from the Participant’s retainer fee otherwise payable during the Plan Year.

4.5 Meeting Attendance Fees Deferral. A Participant’s election to defer the payment of meeting attendance fees must be made prior to the first day of the Plan Year in which the meeting attendance fees are paid to the Participant. Such election will be irrevocable as of December 31 of the Plan Year preceding the Plan Year with respect to which the meeting attendance fees are payable.

A Participant may defer up to 100% of the total meeting attendance fees payable in any Plan Year. The amount of Compensation elected to be deferred pursuant to Section 4.5 shall be withheld from each meeting attendance fee earned by a Director during a Plan Year in equal percentages.

4.6 Election of Time of Distribution Payments. At the time a Participant elects to defer Compensation for a Plan Year pursuant to Article IV hereof, the Participant must elect the time or conditions upon which Benefits will be distributed. The Participant’s election pursuant to this Section 4.6 may be one of the following: (i) a Specified Date, (ii) a Participant’s termination of Employment, or (iii) a specified period of time following a Participant’s termination of Employment. A Participant’s election under this Section 4.6 is subject to the terms of Article VI which may provide for additional times or conditions upon which Benefits are distributed.

4.7 Election of Form of Distribution Payments. At the time a Participant elects to defer Compensation for a Plan Year pursuant to Article IV hereof, the Participant must elect the form of distribution of Benefits. A Participant’s Benefit may be distributed (i) in a single lump-sum payment or (ii) in equal monthly, quarterly or annual installment payments over a period not to exceed ten years. A Participant’s election under this Section 4.7 is subject to the terms of Article VI which may provide for additional or different forms in which Benefits are distributed.

4.8 Subsequent Deferral Elections. The Committee, in its discretion, may allow a Participant to make a subsequent deferral election of his or her Benefit, or a portion of his or her Benefit, under the terms of this Section 4.8. A Participant must notify the Administrator in writing in order to make a subsequent deferral election. A subsequent deferral election shall not be effective until the date that is twelve months after the date the subsequent deferral election is received by the Administrator. A subsequent deferral election with respect to the Participant’s

Benefit, or a portion of the Benefit, shall not be valid unless (i) the election is received by the Administrator no later than twelve months prior to the date upon which the Benefit, or portion of the Benefit, would have been paid had no subsequent deferral election been made and (ii) the subsequent deferral election defers distribution of the Benefit, or portion of the Benefit, to a date which is no less than five years after the date the portion of the Benefit would have been paid had no subsequent deferral election been made. When making a valid subsequent deferral election, a Participant may elect to change the form of distribution, pursuant to Section 4.7, of the Benefit, or portion of the Benefit, with respect to which the subsequent deferral election was made.

4.9 Termination of Deferral Elections. A Participant’s deferral election under the Plan will terminate immediately if (i) a withdrawal is taken from the Plan as a result of an unforeseeable emergency, as provided in Section 6.7 or (ii) a Participant takes a hardship distribution from the NCI 401(k) Profit Sharing Plan or another qualified 401(k) plan maintained by an Employer or Subsidiary.

4.10 Recordkeeping Accounts. As further discussed in Section 7.4, the Company’s obligation to a Participant as to deferrals under the Plan is an unfunded, unsecured promise to pay. No funds shall actually be set aside for Participants. However, a separate recordkeeping account shall be maintained for each Participant for bookkeeping purposes to reflect the Company’s obligation hereunder to the Participant.

ARTICLE V

BENEFICIARY DESIGNATIONS; WITHHOLDING

5.1 Beneficiary Designations. Each person becoming a Participant shall file with the Administrator, in the form prescribed by the Administrator, a designation of one or more Beneficiaries to whom distributions otherwise due the Participant shall be made in the event of his or her death while in the employ of the Company or after termination of Employment but prior to the complete distribution of the Benefits payable with respect to the Participant. Such designation shall be effective when received by the Administrator. The Participant may from time to time revoke or change any such designation of a Beneficiary by notifying the Administrator. If there is no valid designation of the Beneficiary on file with the Administrator at the time of the Participant’s death, or if all of the Beneficiaries designated therein shall have predeceased the Participant or otherwise ceased to exist, the Beneficiary shall be, and any payment hereunder shall be made to, the Participant’s spouse, if he or she survives the Participant, or otherwise to the Participant’s estate. If the Beneficiary, whether under a valid beneficiary designation or under the preceding sentence, shall survive the Participant but die before receiving all payments hereunder, the balance of the Benefits which would have been paid to the Beneficiary had he or she lived shall, unless the Participant’s designation provided otherwise, be distributed to the Beneficiary’s estate.

5.2 Withholding of Taxes. The Committee shall cause the Employer to deduct from the amount of all Benefits paid under the Plan any taxes required to be withheld by the federal government or any state or local government.

ARTICLE VI

INTEREST; PAYMENT OF BENEFITS

6.1 Interest. All Compensation deferred by a Participant shall accrue interest at the Interest Crediting Rate on the last business day of each quarter or as otherwise provided in the Agreement, if any, based on the amount of the Benefits accrued as of the last day of the calendar quarter. The foregoing notwithstanding, if all or a portion of a Participant’s Benefit is distributed on a date other than the last business day of a calendar quarter, then pro-rated daily interest shall accrue with respect to the distributed amount.

6.2 Payment of Benefits. Except as otherwise provided in this Article VI, Benefits payable under this Plan, if any, shall be payable at such time and in the form specified in the Participant’s applicable deferral election.

6.3 Death or Disability. In the event of a Participant’s death or Disability (i) prior to the Specified Date elected by the Participant pursuant to Section 4.6 or (ii) prior to the end of the Installment Period that the Participant elected pursuant to Section 4.7, the Participant’s Benefit shall be distributed to the Participant, or in the case of the Participant’s death to the Beneficiary, in the form of a lump-sum as soon as practicable after the date of the Participant’s death or Disability, but no later than thirty days after that date.

6.4 Termination of Employment.

(a) Involuntary Termination. In the event that a Participant’s Employment is terminated involuntarily for any reason prior to the time the Participant has elected to begin receiving his or her Benefit under Section 4.6, notwithstanding the Participant’s elections under Article IV hereof, such Participant’s Benefit shall be paid in the form of a lump-sum as soon as practicable, but no later than thirty days, following the Participant’s termination of Employment.

(b) Other Terminations. In the event that a Participant’s Employment is terminated for any reason other than as specified in Section 6.4(a) prior to the time the Participant has elected to begin receiving his or her Benefit under Section 4.6, the Participant’s Benefit shall be paid in the form and at the time initially elected by the Participant pursuant to Article IV.

6.5 Change in Control. If the Committee declares that a change in control event, as defined in Section 409A, has occurred or will occur upon the consummation of any transaction, a Participant’s deferral elections shall immediately terminate with respect to any prospective Compensation payable after the change in control event and the Participant shall receive his or her Benefit in the form of a lump sum payable no later than ten days after the date the change in control event occurs.

6.6 Payments to Specified Employees. Notwithstanding any provision of the Plan to the contrary, any Benefits payable as a result of an Employee’s termination of Employment to an Employee who is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 6.6, shall not be payable before the earlier of (i) date that is six months after the Employee’s separation from Employment or (ii) the date of the Employee’s death. This Section 6.6 shall be applied by accumulating all payments that otherwise would have been paid within six months of the Participant’s termination of Employment and paying such accumulated amounts at the earliest date which complies with Section 409A. A Participant shall be a “specified employee” for the twelve-month period beginning on April 1 of a Plan Year if the Participant is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5) of the Code) as of December 31 of the preceding Plan Year.

6.7 Unforeseeable Emergency. Notwithstanding a Participant’s deferral election, if the Participant has an “unforeseeable emergency” as determined by the Administrator, the Participant may elect to receive his or her Benefit to the extent allowable under Section 409A. No withdrawal shall be allowed under this Section 6.7 to the extent that such unforeseeable emergency is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of deferrals under the Plan. Further, the Administrator shall permit a Participant to withdraw only the amount it determines, in its sole discretion, to be reasonably needed to satisfy the unforeseeable emergency. For purposes of the Plan, “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or of a dependent (as defined in Section 152(a) of the Code) of the Participant; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; provided, however, that such circumstances meet the definition of “unforeseeable emergency” under Section 409A, related Treasury pronouncements and any successor thereto. The decision of the Administrator regarding the existence or nonexistence of an unforeseeable emergency of a Participant shall be final and binding. Further, the Administrator shall have the authority to require a Participant to provide such proof as it deems necessary to establish the existence and significant nature of the Participant’s unforeseeable emergency.

ARTICLE VII

RIGHTS OF PARTICIPANTS

7.1 Limitation of Rights. Nothing in this Plan shall be construed to:

(a) Give any Employee of an Employer or any Director any right to be designated a Participant in the Plan other than in the sole discretion of the Committee;

(b) Limit in any way the right of the Employer to terminate a Participant’s employment at any time; or

(c) Be evidence of any agreement or understanding, express or implied, that the Company or any other Employer will employ a Participant in any particular position or at any particular rate of remuneration.

7.2 Non-Alienation of Benefits. No right or Benefit under this Plan shall be subject to anticipation, alienation, transfer, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, direct or indirect, by operation of law or otherwise (any such proscribed transaction hereinafter a “Disposition”), and any attempted Disposition will be null and void. No right or Benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of any Participant or Beneficiary. The foregoing provisions of this Section 7.2 shall not apply to a domestic relations order awarding any rights or Benefits under the Plan to the divorced spouse of a Participant. The Administrator may establish such rules and procedures with respect to domestic relations orders as it deems appropriate to facilitate the administration of the Plan.

7.3 Prerequisites to Benefits. No Participant, nor any Beneficiary or other person claiming through a Participant, shall have any right or interest in the Plan, or any Benefits hereunder, unless and until all the terms, conditions, and provisions of the Plan which affect such Participant or such other person shall have been complied with as specified herein.

7.4 Nature of Employer’s Obligation. This Plan is intended to be, and shall be construed as, an unfunded plan maintained by each Employer primarily for the purpose of providing deferred compensation for a select group of its management or highly compensated salaried employees. The Benefits provided under this Plan shall be a general, unsecured obligation of the Employer payable solely from the general assets of the Employer, and neither the Participant nor the Participant’s Beneficiary or estate shall have any interest in any assets of the Employer by virtue of this Plan. No fund or other assets will ever be set aside or segregated for the benefit of the Participant or the Participant’s Beneficiary under this Plan. The adoption of the Plan and any setting aside of amounts by an Employer with which to discharge its obligations hereunder shall not be deemed to create a trust; legal and equitable title to any funds so set aside shall remain in the Employer and any funds so set aside shall remain subject to the general creditors of the Employer.

7.5 Claims and Review Procedures.

(a) Claims Procedure. If any person believes he or she is entitled to any rights or benefits under the Plan, such person may file a claim in writing with the Administrator. If any such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review, the time limits applicable to such procedures, and a statement of the person’s rights following an adverse benefit determination on review, including a statement of his or her right to file a lawsuit under the Employee Retirement Income Security Act of 1974 (“ERISA”) if the claim is denied on appeal. Such notification will be given within 90 days after the claim is received by the Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period).

(b) Claim Review Procedure. Within 60 days after the date on which a person receives a notice of denial (or within 60 days after the date on which such denial is considered to have occurred), such person or his or her duly authorized representative (“Applicant”) may (i) file a written request with the Administrator for a review of his or her denied claim; (ii) review pertinent documents; and (iii) submit issues and comments in writing. The Administrator shall render a decision no later than the date of its regularly scheduled meeting next following receipt of a request for review, except that a decision may be rendered no later than the second such meeting if the request is received within 30 days of the first meeting. The Applicant may request a formal hearing before the Administrator which the Administrator may grant in its discretion. The decision on review shall be in written or electronic notice of the final determination. If the claim is denied in whole or part, such notice, which shall be in a manner calculated to be understood by the person receiving such notice, shall include the specific reasons for the decision, the specific references to the pertinent plan provisions on which the decision is based, that the person is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and a statement of the person’s right to file a lawsuit under ERISA.

Benefits under this Plan will only be paid if the Administrator decides, in its discretion, that a person is entitled to them. Moreover, no action at law or in equity shall be brought to recover Benefits under this Plan prior to the date the claimant has exhausted the administrative process of appeal available under the Plan.

ARTICLE VIII

MISCELLANEOUS

8.1 Amendment or Termination of the Plan. The Compensation Committee of the Board of Directors of the Company may amend or terminate this Plan at any time. Any such amendment or termination shall not, however, without the written consent of the affected Participant, reduce the interest rate applicable to, or otherwise adversely affect the rights of a Participant with respect to, Compensation with respect to which a Participant made an irrevocable deferral election before the later of the date that such amendment is executed or effective.

8.2 Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision would result in the imposition of an applicable tax under Section 409A, that Plan provision will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to a Benefit.

8.3 Reliance Upon Information. The Administrator shall not be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any such decision or action taken by the Administrator in reliance upon any information supplied to it by an officer of the Company, the Company’s legal counsel, or the Company’s independent accountants in connection with the administration of this Plan shall be deemed to have been taken in good faith.

8.4 Effective Date. The Plan shall become effective as of December 8, 2005.

8.5 Governing Law. The Plan shall be construed, administered, and governed in all respects under the laws of the State of Texas.

8.6 Severability. If any term, provision, covenant, or condition of the Plan is held to be invalid, void, or otherwise unenforceable, the rest of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

8.7 Notice. Any notice or filing required or permitted to be given to the Administrator under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the dates shown on the postmark on the receipt for registration or certification.

IN WITNESS WHEREOF, NCI Building Systems, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, this                      day of                                              , 2005, but effective as of December 8, 2005.

NCI BUILDING SYSTEMS, INC.

By:
A.R. Ginn Chairman of the Board and Chief Executive Officer

ATTEST: